                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G
                                       of
                                  Paulina Dean

                                  SCHEDULE 13G
                                       of
                             William Kemble Ketcham


                   Under the Securities Exchange Act of 1934




                           Devcon International Corp.
                   -----------------------------------------
                               (Name of Issuer)

                          Common Stock, $.10 par value
                   -----------------------------------------
                         (Title of Class of Securities)

                                   251588109
                   -----------------------------------------
                                 (CUSIP Number)

                                  May 7, 1999
                   ------------------------------------------
            (Date of Event Which Requires Filing of This Statement)





         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)  (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 6 Pages

CUSIP NO. 251588109                  13G                   PAGE  2  OF 6  PAGES


1    NAME OF REPORTING PERSON

          Paulina Dean


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                           (a) [      ]
                                           (b) [   X  ] (But see item 8, page 5)


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

         British Virgin Islands

                    5    SOLE VOTING POWER




   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY             358,400
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER

                         358,400


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     358,400



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!



14. CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
    SCHEDULE IS FILED:

    [   ]   Rule 13d-1(b)
    [ X ]   Rule 13d-1(c)
    [   ]   Rule 13d-1(d)

CUSIP NO. 251588109                  13G                   PAGE  2  OF 6  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     William Kemble Ketcham


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                           (a) [      ]
                                           (b) [  X   ] (But see item 8, page 5)


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION



                    5    SOLE VOTING POWER




   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER

                         358,400


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     358,400



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

14. CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
    SCHEDULE IS FILED:

    [   ]   Rule 13d-1(b)
    [ X ]   Rule 13d-1(c)
    [   ]   Rule 13d-1(d)

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 10549


                       ---------------------------------


                       SCHEDULE 13G UNDER THE SECURITIES

                              EXCHANGE ACT OF 1934


                       ---------------------------------




Item 1.    (a).    Name of Issuer:
                     Devcon International Corp.


           (b).    Address of Issuer's Principal Executive Offices:
                     1350 E. Newport Center Dr., Suite 201,
                     Deerfield Beach, FL 33442



Item 2.    (a).    Name of Person Filing:
                     Paulina Dean & William Kemble Ketcham



           (b).    Address of Principal Business Office:
                     P.O. Box 187, Road Town, Tortola,
                     British Virgin Islands




                              Page 3 of 6 Pages

Item 2.    (c).    Citizenship:
                     Paulina Dean - British Virgin Islands
                     William Kemble Ketcham - U.S.A.


           (d).    Title of Class of Securities:
                     Common Stock, $.10 par value


           (e).    CUSIP Number:
                     251588109


Item 3. This statement is filed pursuant to Rules 13d-1(c) and 13d-1(k) by Paulina Dean & William Kemble Ketcham.

Item 4.            Ownership.

           (a).    Amount Beneficially Owned
                     358,400


           (b).    Percent of Class:
                     8.0%


           (c).    Number of Shares as to which Paulina Dean* has:

                   (i)      sole power to vote or to direct the vote

                   (ii)     shared power to vote or to direct the vote
                                          358,400

                   (iii)    sole power to dispose or to direct the
                            disposition of

                   (iv)     shared power to dispose or to direct the
                            disposition of
                                          358,400

*Note to Item 4: The securities to which this statement pertains are held by Paulina Dean (342,400 shares) or Tortola Concrete Products Ltd. (16,000 shares), a company she owns. Ms. Dean's son, William Kemble Ketcham, has power to direct the disposition of, and otherwise to act with respect to, such securities, pursuant to a power of attorney executed by Ms. Dean.



                              Page 4 of 6 Pages

Item 5.            Ownership of Five Percent or Less of a Class:





Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:




Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:





Item 8.            Identification and Classification of Members of the Group:
                   To the extent a "group" is deemed to exist, its members are Paulina Dean and William Kemble Ketcham. However, nothing herein is intended as an affirmation that such persons actually constitute a group within the meaning of the Securities Exchange Act of 1934 and the rules and regulations thereunder.






                              Page 5 of 6 Pages

Item 9.            Notice of Dissolution of Group:




Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







                                               /s/ Paulina Dean
                                               ------------------------
                                               Paulina Dean


                                               /s/ William Kemble Ketcham
                                               ---------------------------
                                               William Kemble Ketcham


Dated: May 17, 1999


                               Page 6 of 6 Pages

                            Exhibit to Schedule 13G
                            -----------------------

                                   Agreement
                                   ---------

     Pursuant to Rule 13d-1(k) of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, Paulina Dean and William Kemble Ketcham hereby agree in writing that the foregoing Schedule 13G is filed on behalf of each of them.

                                       /s/ Paulina Dean
                                       -----------------
                                       Paulina Dean


                                       /s/ William Kemble Ketcham
                                       ---------------------------
                                       William Kemble Ketcham